UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 13, 2007 (February 7, 2007)

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50917	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road Futian, Shenzhen, China, 518034
(Address of Principal Executive Offices)

(86) 755-83765666
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Effective February 7, 2007, the board of directors of China Security & Surveillance Technology, Inc. (the “Company”) adopted its 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares (collectively, the “Awards”). A total of 8,000,000 shares of the Company’s common stock may be issued pursuant to Awards granted under the 2007 Plan. The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than the fair market value per share on the grant date, except in the case of an incentive stock option granted to a 10% owner, where the exercise price will be no less than 110% of the fair market value per share on the grant date. No more than an aggregate of 2,500,000 shares (or for awards denominated in cash, the fair market value of 2,500,000 shares on the grant date) may be subject to awards under the 2007 Plan to any individual participant in any one fiscal year of the Company. No Awards may be granted under the 2007 Plan after February 7, 2012, except that any Award granted before then may extend beyond that date.

The foregoing description of the terms of the 2007 Plan is qualified in its entirety by reference to the provisions of the 2007 Plan, which is included as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

10.1    China Security & Surveillance Technology, Inc. 2007 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: February 13, 2007

/s/ Guoshen Tu
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	China Security & Surveillance Technology, Inc. 2007 Equity Incentive Plan